Exhibit 99.1
For Immediate Release
For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com
UNITED COMMUNITY BANKS, INC. REPORTS
13 PERCENT GAIN IN DILUTED EARNINGS PER SHARE
FOR FIRST QUARTER 2007
HIGHLIGHTS:
•	Record First Quarter Earnings Diluted Earnings per Share of 44 Cents — Up 13 Percent Net Income of $19.3 Million — Up 21 Percent
•	Loan and Fee Revenue Growth Drive Performance
•	Completed Circling of Atlanta with Announcement of Gwinnett Acquisition
•	Opened Two De Novo Offices
•	Added to Standard & Poor’s SmallCap 600 Index
BLAIRSVILLE, GA, April 17, 2007 — United Community Banks, Inc. (Nasdaq: UCBI) today announced record financial results for the first quarter of 2007. Compared with the first quarter of 2006, the company achieved an 18 percent increase in total revenue, a 21 percent rise in net income and a 13 percent gain in diluted earnings per share.
Net income was $19.3 million for the first quarter of 2007, compared with $16.0 million for the same period of 2006. Diluted earnings per share increased to 44 cents from 39 cents a year ago. Total revenue on a taxable equivalent basis was $75.8 million compared with $64.2 million for the first quarter of 2006. Return on tangible equity was 17.18 percent and return on assets was 1.11 percent, compared with 17.66 percent and 1.09 percent, respectively, a year ago.

“United Community Banks delivered another quarter of record earnings for our shareholders,” said Jimmy Tallent, president and chief executive officer. “We are especially pleased to report strong performance in light of a challenging operating environment.”
Loans increased $818 million, or 18 percent, from a year ago, including $267 million from the acquisition of Southern National Bank that closed in December 2006. Excluding acquired loans, organic loan growth was 12 percent. “Year-over-year loan growth was strong, but we experienced a slower pace during the first quarter of 2007,” Tallent said. “The slowdown was further impacted by a higher level of prepayments due to sales of customer businesses, construction developments and competitive pricing. With the slower loan growth, we have lowered our targeted range to 6 to 10 percent for the remainder of the year.”
“At the same time, we look ahead with optimism,” Tallent added. “We have a presence in 19 of the 100 fastest growing counties in the country and in four of the top 10. The population demographics are strong across our markets and employment opportunities are growing at a rapid pace in metro Atlanta.”
Tallent noted that the company more than funded first quarter loan growth with core customer deposits, adding $137 million in transaction, savings and money market accounts while allowing more expensive time deposits to run off.
Also during the first quarter, United moved to fill an important gap in its metro Atlanta footprint by signing a definitive agreement to acquire Gwinnett Commercial Group, Inc. and its wholly owned subsidiary First Bank of the South. “First Bank of the South has an exceptional banking team and is the perfect partner for our company,” Tallent said. “Its Gwinnett County presence allows us to fulfill our goal of completely encircling metro Atlanta. First Bank of the South also has locations in DeKalb, north Fulton and Walton counties, which are new metro Atlanta markets for United.”
United also continued de novo expansion during the quarter with the opening of a second office in Cleveland, Tennessee and a third office that is located on the south side of Forsyth County in northern metro Atlanta. In addition, the company converted a loan production facility to a full-service office in the resort town of Blowing Rock in the North Carolina mountains. “We will continue to look for opportunities to expand our franchise in both new and existing markets, but at a slower pace in the near-term as we monitor trends in loan growth,” Tallent said. “De novo expansion is a key component of our balanced growth strategy for building long-term shareholder value.”
For the first quarter of 2007, taxable equivalent net interest revenue of $65.1 million reflected an increase of $9.1 million, or 16 percent, from the first quarter of 2006. Net interest margin was 3.99 percent for the first quarter of 2007 and the fourth quarter of 2006, compared with 4.06 percent for the first quarter of 2006. “Rising interest rates positively impacted our prime-rate loan portfolio over the past year,” Tallent said. “However, this impact was offset by rising wholesale borrowing costs and higher costs associated with deposit generating programs in our new markets. These successful deposit programs concluded in the fourth quarter.”
The first quarter provision for loan losses was $3.7 million, an increase of $200,000 from a year earlier and equal to the fourth quarter of 2006. Annualized net charge-offs to average loans was 11 basis points for the first quarter, equal to the first quarter of 2006 and down from 15 basis points for the fourth quarter of 2006. At quarter-end, non-performing assets totaled $14.3 million, compared with $8.4 million a year ago and $13.7 million at the end of the fourth quarter of 2006. Non-performing assets as a percentage of total assets was 20 basis points at quarter-end, compared with 19 basis points at December 31, 2006 and 14 basis points at March 31, 2006.
“Throughout most of 2006 we were at unsustainably low levels of non-performing assets,” Tallent said. “Even with the slight rise at quarter-end, we continue to operate at the lower end of our long-term historic range of 20 to 35 basis points and well below peer banks. Strong credit quality, rooted in our guiding principle of securing loans with hard assets, is essential to our balanced growth strategy and overall success.”
Fee revenue for the first quarter grew by $2.6 million, or 22 percent, to $14.4 million from $11.8 million for the first quarter of 2006. Service charges and fees on deposit accounts increased

$900,000 to $7.3 million, primarily due to growth in transactions and new accounts resulting from core deposit programs and higher ATM and debit card usage fees. Mortgage fees rose $710,000 to $2.2 million due to higher volumes and pricing of mortgages sold. Mortgage loans closed during the first quarter were $109 million compared with $77 million for the first quarter of 2006. Consulting fees were up $163,000, or 10 percent, from a year ago reflecting strong growth primarily in the advisory services practice.
Operating expenses increased $6.4 million to $44.8 million, a 17 percent increase from the first quarter of 2006. The Southern National acquisition accounted for approximately $1.2 million of the increase. Salaries and employee benefit costs were $28.3 million, $4.4 million higher than in the first quarter of 2006. This 19 percent increase was due to the increase in staff to support expansion activities and business growth, as well as higher health care costs. Communications and equipment expenses increased $436,000 to $3.8 million due to further investments and upgrades in technology and equipment to support business growth and additional banking offices. Occupancy expense increased $259,000 to $3.2 million reflecting the increase in costs to operate additional banking offices. Postage, printing and supplies expense rose $144,000 to $1.7 million primarily due to business growth and marketing campaigns. Professional fees increased $318,000 to $1.5 million reflecting higher legal fees and the cost of various corporate initiatives.
“Our operating efficiency ratio of 56.56 percent was within our long-term efficiency goal of 56 to 58 percent,” Tallent said. “The continued strength of our existing franchise, strong revenue growth and disciplined expense controls are more than offsetting the cost of reinvesting for the future through our significant de novo expansion efforts.”
Also of note during the first quarter, United Community Banks was added to Standard and Poor’s SmallCap 600 index. The index is designed to be an efficient portfolio of companies that meet specific inclusion criteria to ensure they are investable and financially viable. “We are pleased to be included in this index as it reflects our commitment to deliver superior financial performance, including solid earnings for our shareholders,” said Tallent.

“We are committed to our unique brand of customer service, solid credit quality, and building shareholder value by expanding our franchise while delivering consistent double-digit growth in earnings per share,” Tallent said. “Our 2007 outlook is for earnings per share growth at the lower end of our long-term goal of 12 to 15 percent. We anticipate loan growth to be in the range of 6 to 10 percent for the balance of 2007 and our net interest margin at the current level of four percent. This outlook assumes stable economic and rate environments and continued strong credit quality.”
Conference Call
United Community Banks will hold a conference call on Tuesday, April 17, 2007, at 11 a.m. ET to discuss the contents of this news release, as well as business highlights for the quarter and the financial outlook for 2007. The telephone number for the conference call is (866) 543-6408 and the pass code is “UCBI.” The conference call will also be available by web cast within the Investor Relations section of the company’s web site at www.ucbi.com.
About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $7.2 billion and operates 26 community banks with 103 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the company’s web site at www.ucbi.com.
Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 4 of United Community Banks, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.
(Tables Follow)

UNITED COMMUNITY BANKS, INC.
Selected Financial Information
For the Three Months Ended March 31, 2007

						First
	2007	2006				Quarter
(in thousands, except per share	First	Fourth	Third	Second	First	2007-2006
data; taxable equivalent)	Quarter	Quarter	Quarter	Quarter	Quarter	Change

INCOME SUMMARY
Interest revenue	$129,028	$123,463	$116,304	$107,890	$99,038
Interest expense	63,923	60,912	55,431	49,407	43,065

Net interest revenue	65,105	62,551	60,873	58,483	55,973	16%
Provision for loan losses	3,700	3,700	3,700	3,700	3,500
Fee revenue	14,382	13,215	12,146	11,976	11,758	22

Total revenue	75,787	72,066	69,319	66,759	64,231	18
Operating expenses	44,841	42,521	41,441	39,645	38,463	17

Income before taxes	30,946	29,545	27,878	27,114	25,768	20
Income taxes	11,601	11,111	10,465	10,185	9,729

Net income	$19,345	$18,434	$17,413	$16,929	$16,039	21

PERFORMANCE MEASURES
Per common share:
Basic earnings	$.45	$.45	$.43	$.42	$.40	13
Diluted earnings	.44	.44	.42	.41	.39	13
Cash dividends declared	.09	.08	.08	.08	.08	13
Book value	14.83	14.37	13.07	12.34	12.09	23
Tangible book value (2)	11.06	10.57	10.16	9.50	9.25	20

Key performance ratios:
Return on tangible equity (1)(2)(3)	17.18%	17.49%	17.29%	17.68%	17.66%
Return on equity (1)(3)	12.48	13.26	13.22	13.41	13.25
Return on assets (3)	1.11	1.10	1.09	1.10	1.09
Net interest margin (3)	3.99	3.99	4.07	4.07	4.06
Efficiency ratio	56.56	55.93	56.46	56.27	56.79
Dividend payout ratio	20.00	17.78	18.60	19.05	20.00
Equity to assets	8.80	8.21	8.04	7.95	8.04
Tangible equity to assets (2)	6.66	6.46	6.35	6.22	6.24

ASSET QUALITY
Allowance for loan losses	$68,804	$66,566	$60,901	$58,508	$55,850
Non-performing assets	14,290	13,654	9,347	8,805	8,367
Net charge-offs	1,462	1,930	1,307	1,042	1,245
Allowance for loan losses to loans	1.27%	1.24%	1.23%	1.22%	1.22%
Non-performing assets to total assets	.20	.19	.14	.14	.14
Net charge-offs to average loans (3)	.11	.15	.11	.09	.11

AVERAGE BALANCES
Loans	$5,402,860	$5,134,721	$4,865,886	$4,690,196	$4,505,494	20
Investment securities	1,153,208	1,059,125	1,029,981	1,039,707	1,038,683	11
Earning assets	6,599,035	6,225,943	5,942,710	5,758,697	5,574,712	18
Total assets	7,092,710	6,669,950	6,350,205	6,159,152	5,960,801	19
Deposits	5,764,426	5,517,696	5,085,168	4,842,389	4,613,810	25
Shareholders’ equity	624,100	547,419	510,791	489,821	478,960	30
Common shares outstanding:
Basic	43,000	41,096	40,223	40,156	40,088
Diluted	43,912	42,311	41,460	41,328	41,190

AT PERIOD END
Loans	$5,402,198	$5,376,538	$4,965,365	$4,810,277	$4,584,155	18
Investment securities	1,150,424	1,107,153	980,273	974,524	983,846	17
Earning assets	6,640,564	6,565,730	6,012,987	5,862,614	5,633,381	18
Total assets	7,186,602	7,101,249	6,455,290	6,331,136	6,070,596	18
Deposits	5,841,687	5,772,886	5,309,219	4,976,650	4,748,438	23
Shareholders’ equity	638,456	616,767	526,734	496,297	485,414	32
Common shares outstanding	43,038	42,891	40,269	40,179	40,119

(1)	Net income available to common shareholders, which excludes preferred stock dividends, divided by average realized common equity, which excludes accumulated other comprehensive income (loss).

(2)	Excludes effect of acquisition related intangibles and associated amortization.

(3)	Annualized.

UNITED COMMUNITY BANKS, INC.
Consolidated Statement of Income (unaudited)
For the Three Months Ended March 31,

	Three Months Ended
	March 31,
(in thousands, except per share data)	2007	2006
Interest revenue:
Loans, including fees	$114,073	$86,606
Investment securities:
Taxable	13,968	11,318
Tax exempt	447	514
Federal funds sold and deposits in banks	58	158

Total interest revenue	128,546	98,596

Interest expense:
Deposits:
NOW	10,627	5,987
Money market	2,540	1,200
Savings	309	228
Time	41,625	25,386

Total deposit interest expense	55,101	32,801
Federal funds purchased, repurchase agreements, & other short-term borrowings	1,817	1,482
Federal Home Loan Bank advances	4,801	6,629
Long-term debt	2,204	2,153

Total interest expense	63,923	43,065

Net interest revenue	64,623	55,531
Provision for loan losses	3,700	3,500

Net interest revenue after provision for loan losses	60,923	52,031

Fee revenue:
Service charges and fees	7,253	6,353
Mortgage loan and other related fees	2,223	1,513
Consulting fees	1,747	1,584
Brokerage fees	944	850
Securities gains (losses), net	207	(3)
Other	2,008	1,461

Total fee revenue	14,382	11,758

Total revenue	75,305	63,789

Operating expenses:
Salaries and employee benefits	28,317	23,884
Communications and equipment	3,812	3,376
Occupancy	3,191	2,932
Advertising and public relations	2,016	1,888
Postage, printing and supplies	1,660	1,516
Professional fees	1,479	1,161
Amortization of intangibles	564	503
Other	3,802	3,203

Total operating expenses	44,841	38,463

Income before income taxes	30,464	25,326
Income taxes	11,119	9,287

Net income	$19,345	$16,039

Net income available to common shareholders	$19,341	$16,034

Earnings per common share:
Basic	$.45	$.40
Diluted	.44	.39
Dividends per common share	.09	.08
Weighted average common shares outstanding:
Basic	43,000	40,088
Diluted	43,912	41,190

UNITED COMMUNITY BANKS, INC.
Consolidated Balance Sheet
For the period ended

	March 31,	December 31,	March 31,
(in thousands, except share and per share data)	2007	2006	2006
	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$159,543	$158,348	$150,378
Interest-bearing deposits in banks	22,644	12,936	12,259

Cash and cash equivalents	182,187	171,284	162,637

Securities available for sale	1,150,424	1,107,153	983,846
Mortgage loans held for sale	31,633	35,325	18,455
Loans, net of unearned income	5,402,198	5,376,538	4,584,155
Less allowance for loan losses	68,804	66,566	55,850

Loans, net	5,333,394	5,309,972	4,528,305

Premises and equipment, net	150,332	139,716	120,021
Accrued interest receivable	60,677	58,291	41,895
Goodwill and other intangible assets	166,073	167,058	118,149
Other assets	111,882	112,450	97,288

Total assets	$7,186,602	$7,101,249	$6,070,596

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$675,969	$659,892	$653,624
NOW	1,406,287	1,307,654	1,106,106
Money market	277,184	255,862	171,328
Savings	176,891	175,631	176,205
Time:
Less than $100,000	1,619,865	1,650,906	1,308,698
Greater than $100,000	1,366,360	1,397,245	1,029,464
Brokered	319,131	325,696	303,013

Total deposits	5,841,687	5,772,886	4,748,438

Federal funds purchased, repurchase agreements, and other short-term borrowings	77,367	65,884	167,369
Federal Home Loan Bank advances	464,072	489,084	510,602
Long-term debt	113,151	113,151	111,869
Accrued expenses and other liabilities	51,869	43,477	46,904

Total liabilities	6,548,146	6,484,482	5,585,182

Shareholders’ equity:
Preferred stock, $1 par value; $10 stated value; 10,000,000 shares authorized; 32,200, 32,200 and 32,200 shares issued and outstanding	322	322	322
Common stock, $1 par value; 100,000,000 shares authorized; 43,037,840, 42,890,863 and 40,119,288 shares issued and outstanding	43,038	42,891	40,119
Common stock issuable; 35,154, 29,821 and 16,549 shares	1,043	862	451
Capital surplus	273,575	270,383	195,382
Retained earnings	321,721	306,261	263,384
Accumulated other comprehensive loss	(1,243)	(3,952)	(14,244)

Total shareholders’ equity	638,456	616,767	485,414

Total liabilities and shareholders’ equity	$7,186,602	$7,101,249	$6,070,596

UNITED COMMUNITY BANKS, INC.
Average Consolidated Balance Sheets and Net Interest Analysis
For the Three Months Ended March 31,

	2007			2006
	Average		Avg.	Average		Avg.
(dollars in thousands, taxable equivalent)	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans, net of unearned income (1)(2)	$5,402,860	$113,868	8.55%	$4,505,494	$86,495	7.79%
Taxable securities (3)	1,109,847	13,968	5.03	989,683	11,318	4.57
Tax-exempt securities (1) (3)	43,361	735	6.78	49,000	846	6.90
Federal funds sold and other interest-earning assets	42,967	457	4.26	30,535	379	4.96

Total interest-earning assets	6,599,035	129,028	7.92	5,574,712	99,038	7.19

Non-interest-earning assets:
Allowance for loan losses	(68,187)			(54,825)
Cash and due from banks	120,637			122,486
Premises and equipment	146,832			115,590
Other assets (3)	294,393			202,838

Total assets	$7,092,710			$5,960,801

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	$1,322,818	$10,627	3.26	$1,082,342	$5,987	2.24
Money Market accounts	261,753	2,540	3.94	163,404	1,200	2.98
Savings deposits	175,275	309	.71	175,796	228	.53
Time deposits less than $100,000	1,641,507	19,796	4.89	1,270,078	12,035	3.84
Time deposits greater than $100,000	1,385,401	17,916	5.24	979,665	10,409	4.31
Brokered deposits	334,753	3,913	4.74	315,090	2,942	3.79

Total interest-bearing deposits	5,121,507	55,101	4.36	3,986,375	32,801	3.34

Federal funds purchased & other borrowings	139,256	1,817	5.29	128,602	1,482	4.67
Federal Home Loan Bank advances	395,746	4,801	4.92	586,722	6,629	4.58
Long-term debt	113,234	2,204	7.89	111,869	2,153	7.81

Total borrowed funds	648,236	8,822	5.52	827,193	10,264	5.03

Total interest-bearing liabilities	5,769,743	63,923	4.49	4,813,568	43,065	3.63

Non-interest-bearing liabilities:
Non-interest-bearing deposits	642,919			627,436
Other liabilities	55,948			40,837

Total liabilities	6,468,610			5,481,841
Shareholders’ equity	624,100			478,960

Total liabilities and shareholders’ equity	$7,092,710			$5,960,801

Net interest revenue		$65,105			$55,973

Net interest-rate spread			3.43%			3.56%

Net interest margin (4)			3.99%			4.06%

(1)	Interest revenue on tax-exempt securities and loans has been increased to reflect comparable interest on taxable securities and loans. The rate used was 39%, reflecting the statutory federal income tax rate and the federal tax adjusted state income tax rate.

(2)	Included in the average balance of loans outstanding are loans where the accrual of interest has been discontinued.

(3)	Securities available for sale are shown at amortized cost. Pretax unrealized losses of $10.0 million and $14.2 million in 2007 and 2006, respectively, are included in other assets for purposes of this presentation.

(4)	Net interest margin is taxable equivalent net-interest revenue divided by average interest-earning assets.